Exhibit 99.1

Cohu Completes Acquisition of Kita

POWAY, Calif., January 5, 2017, Cohu, Inc. (NASDAQ:COHU) today announced the completion of its previously disclosed acquisition of Kita Manufacturing Co. LTD. (Kita), a Japan-based company that designs, manufactures and sells spring probe contacts used in final test contactors, probe cards, PCB test boards and connectors sold to customers worldwide. Kita’s sales for 2016 were approximately $17 million. The purchase price was $15 million in cash funded out of Cohu’s existing cash reserves plus the assumption of debt including that for a manufacturing capacity expansion in Osaka. The purchase agreement also provides for up to $3 million of contingent earn-out cash consideration based on certain growth targets for revenue and profitability.

About Cohu:

Cohu is a leading supplier of semiconductor test and inspection handlers, micro-electro mechanical system (MEMS) test modules, test contactors and thermal sub-systems used by global semiconductor manufacturers and test subcontractors.

Contact Information:

Cohu: Jeffrey D. Jones – Investor Relations (858) 848-8106